Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Summit Therapeutics plc of our report dated May 15, 2018 relating to the financial statements of Discuva Limited, which appears in Summit Therapeutics plc’s Report on Form 6-K dated May 15, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Reading, UK
May 15, 2018